Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Steel Connect, Inc.
Smyrna, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-171285) of Steel Connect, Inc. of our report dated November 8, 2022, relating to the consolidated financial statements, which appear in the Annual Report to Shareholders on Form 10-K.

/s/ BDO USA, LLP

New York, NY
November 8, 2022